Exhibit 99.1

Wecast Network Completes Acquisition of Sun Video Group and Issues 2017 Company-Wide Guidance of $280 Million Revenue

New York, NY, February 1, 2017 – Wecast Network, Inc. (NASDAQ: WCST) (“Wecast” or the “Company” or “WCST”), announced today that with full Board due diligence, review of the third-party fairness opinion and ultimately, unanimous approval, the Company has completed the previously announced related-party transaction for the acquisition of Sun Video Group HK Limited ("SVG"), which has a 51% ownership stake in M.Y. Products, LLC ("MYP"), a global, smart supply chain management operator. Additonally, WCST is issuing as of today, total Company-wide 2017 guidance of $280 million top-line revenue.

In exchange for all of the outstanding capital shares in SVG and a guarantee that SVG will achieve certain financial goals within 12 months of the closing, the seller, BT Capital Global Limited (a Bruno Wu/Sun Seven Stars company) will receive $800k in cash (already paid in advance of closing) and a promissory note of $50 million, with the principal and interest convertible into shares of WCST common stock at a conversion rate of $1.50 per share (33,333,333 shares).

As previously mentioned and as part of the original deal, SVG guaranteed it would achieve certain revenue and profitability milestones within 12 months of closing the transaction.  If SVG fails to meet the guarantee, then SVG would forfeit back to the Company the WCST promissory note / common stock it received, on a pro-rata basis.  As part of the negotiation process, that revenue milestone has been increased to $250 million (up from $200 million) and the gross profit milestone has been established at $15 million.

Additionally, if SVG achieves a net income threshold of more than $50,000,000 in cumulative audited net income within three (3) years of closing, WCST shall pay back to the seller, 50% of the amount of any cumulative audited net income above the net income threshold. Profit share payments shall be made on an annual basis, in cash or stock (at the Board’s discretion), following each year’s annual audit.

CEO Bing Yang commenting on the completed deal stated, “The SVG team has developed a business centered on connecting Asian manufacturers with U.S. retail chains in a more efficient, direct and value-enhancing manner. The SVG deal provides Wecast Network with a tremendous opportunity to innovate and disrupt certain global supply chains. This deal, along with other M&A currently being vetted, will provide the foundation for Wecast Network’s goal towards becoming a next generation global brand and content licensing & IP sales company, driven by AI and Big Data. Based on all of this, today Wecast Network is confident in issuing Company-wide 2017 guidance of $280 million in top-line revenue.”

Sun Video Group will be rebranded as Wecast Services Group (“WSG”), and the names of Sun Video Group and its subsidiaries will be changed to reflect the rebranding.

Functioning as a global smart supply chain management company, the newly-named Wecast Services Group will be dedicated to supporting the Company’s brand licensing and video commerce business with B2B services, including but not limited to: Supply Chain Management, Manufacturer Sourcing, Supply Chain Financing, VR (virtual reality)-Enabled Commerce Technology and AI-driven Big Data Technology Management.

With the aforementioned service offerings under one roof, the Wecast Services Group provides Chinese manufacturers the opportunity to vastly improve profitability by eliminating middlemen costs from the distribution chain and allowing manufacturers to capture more robust margins as well as reapportioning cost savings to marketing and branding, thereby improving revenue volume.

As indicated in a December 2016 press release, Bruno Wu's SSS has established a 3 Billion RMB ($437 million USD) Holding Company to support and invest in WCST's future growth and expansion. The newly formed Wecast Services Group will be a beneficiary of this support initiative.

More details regarding this transaction can be found in the Company’s SEC filing under Form 8K filed today.

About Wecast Network Inc. (http://corporate.wecastnetworkinc.com)

Wecast Network Inc (NASDAQ: WCST), is a next generation global brand licensing, IP sales and video commerce company driven by AI and Big Data. With a firm focus on 4 strategy pillars which include: Brand, Content, Commerce and Licensing, the Company is leveraging and optimizing its legacy operations as a premium content Video On Demand service provider in China to evolve into a global, vertical, ubiquitous and transactional B2B2C, mobile-driven, consumer and supply chain management platform. By aiming to establish the world’s premier multimedia, social networking and smart e-commerce-enabled network with the largest global effective connected user base, Wecast, through this expanded, cloud-based, ecosystem of connected screens combined with strong partnerships with leading global providers, will be capable of delivering a vast array of WCST/YOD–branded products and services to enterprise customers and end-use consumers - anytime and anywhere, across multiple platforms and devices.

Wecast has content distribution agreements in place with many of Hollywood's top studios including Disney Media Distribution, Paramount Pictures, NBC Universal and Twentieth Century Fox Television Distribution, Miramax, as well as a broad selection of the best content from Chinese filmmakers. In addition, the Company has governmental partnerships and licenses as well as numerous JV partnerships and strategic cooperation agreements with an array of distribution and content partners in the global new media space. Wecast is headquartered in both New York, NY and Beijing, China.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
Jason Finkelstein
Director Strategy & IR
Wecast Network, Inc.
212-206-1216